Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Evoqua Water Technologies Corp. 2017 Equity Incentive Plan of our reports dated November 25, 2019, with respect to the consolidated financial statements of Evoqua Water Technologies Corp., and the financial statement schedules of Evoqua Water Technologies Corp, and the effectiveness of internal control over financial reporting of Evoqua Water Technologies Corp. included in its Annual Report (Form 10-K), as amended by Form 10-K/A filed on December 4, 2019 for the year ended September 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 7, 2020